EXHIBIT 99.1

Emclaire Financial Corp Reports Record Earnings for 2015; Announces Annual Meeting Date

EMLENTON, Pa., Jan. 29, 2016 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $4.1 million, or $2.05 per diluted common share for the twelve months ended December 31, 2015, an increase of $162,000, or 4.1%, from $3.9 million, or $2.20 per diluted common share, reported for the same period in 2014.

The increase in net income available to common stockholders was primarily driven by an increase in net interest income and a decrease in provision for loan losses, partially offset by increases in noninterest expense and provision for income taxes.  The decrease in earnings per common share for the year ended December 31, 2015 compared to 2014 was due to additional shares issued in the second quarter of 2015 as a result of the successful private common stock offering, which raised $8.2 million.  The Corporation realized a return on average assets of 0.70% and a return on average common equity of 8.34% for the year ended December 31, 2015, compared to 0.70% and 9.24%, respectively, reported for 2014.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased to report record earnings for Emclaire Financial Corp.  We achieved a number of corporate milestones in 2015, including loan growth in excess of $50 million, record net income of $4.2 million, raising new common equity through the completion of a fully-subscribed, private offering of our common stock and successfully resolving several problem credits, substantially reducing nonperforming assets.  We are excited about future growth opportunities in existing and adjacent markets and have recently announced plans to enter the Allegheny County, Pennsylvania market during 2016 through the acquisition of United-American Savings Bank in Pittsburgh and the opening of a de novo branch office in Aspinwall.  We continue to maintain a sound capital base while providing a solid return to our shareholders and remain well positioned for future profitable growth.”

2015 OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $162,000, or 4.1%, to $4.1 million or $2.05 per diluted common share for the twelve months ended December 31, 2015, compared to $3.9 million or $2.20 per diluted common share for last year.  The increase primarily resulted from an increase in net interest income of $512,000 and decreases in provision for loan losses and preferred stock dividends of $289,000 and $25,000, respectively, partially offset by increases in noninterest expense and provision for income taxes of $578,000 and $93,000, respectively.

Net interest income increased $512,000, or 3.0%, to $17.7 million for the year ended December 31, 2015 from $17.2 million for 2014.  The increase in net interest income resulted from an increase in interest income of $320,000, or 1.6%, and a decrease in interest expense of $192,000, or 6.3%.  The increase in interest income was driven by loan growth as the average balance of loans receivable increased $36.9 million, or 10.1%, to $400.7 million during 2015 from $363.8 million during 2014.  Interest income for 2015 included $145,000 of recovered interest related to the payoff of two nonperforming loan relationships totaling $2.8 million.  This compares to $533,000 of recovered interest income related to the payoff of a $1.3 million nonperforming loan recorded during 2014.  The decrease in interest expense was the result of a decrease in the Corporation’s cost of funds, which decreased 6 basis points to 0.53% in 2015 from 0.59% in 2014.  Driving this improvement was a $204,000 decrease in interest paid on deposits.  Despite the management of funding costs, the net interest margin decreased 2 basis points to 3.33% for 2015 compared to 3.35% for 2014 as the overall yield on earning assets decreased 7 basis points.

The provision for loan losses decreased $289,000, or 43.1%, to $381,000 for the year ended December 31, 2015 from $670,000 in 2014.  This decrease resulted from a general improvement in economic factors and historical loss ratios of the overall loan portfolio and the resolution of several large commercial loan relationships, which previously had substantial specific reserves allocated.

Noninterest income was stable at $4.1 million for the years ended December 31, 2015 and 2014.  The Corporation realized net gains on securities of $854,000 in 2015 compared to $758,000 in 2014.  During 2015, the Corporation realized securities gains of $298,000 due to the sale of community bank stock and $556,000 related to the sale of securities to accommodate loan growth.  In 2014, the Corporation realized securities gains of $758,000, of which $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long-term advance and associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance.  Excluding the net gains on securities, noninterest income decreased $89,000, or 2.7%, to $3.2 million for the year ended December 31, 2015 from $3.3 million in 2014 due to a decrease in customer service fees of $119,000, partially offset by an increase in other noninterest income of $41,000.

Noninterest expense increased $578,000 to $16.2 million for the year ended December 31, 2015 from $15.6 million in 2014.  The increase primarily related to increases in compensation and benefits, premises and equipment and professional fees of $584,000, $164,000 and $263,000, respectively.  The increase in compensation and benefits primarily related to an increase in benefits expense and normal wage and salary increases, while higher premises and equipment expense was the result of increases in expenses associated with the Bank’s new branch office in Cranberry Township, Pennsylvania, which opened in May 2014, and the upgrade of the Bank’s ATM fleet in the fourth quarter of 2014.  Noninterest expenses associated with the new branch totaled $440,000 for the year ended December 31, 2015, compared to $337,000 for 2014.  The increase in professional fees primarily related to costs associated with merger and acquisition activities.  These increases were partially offset by a decrease in other noninterest expense of $412,000, primarily related to the $550,000 prepayment penalty assessed on the aforementioned early retirement of debt during the first quarter of 2014.  Excluding the impact of the new branch office and the prepayment penalty, noninterest expense increased $1.0 million, or 7.0%, to $15.7 million for the year ended December 31, 2015, compared to $14.7 million for 2014.

The provision for income taxes increased $93,000, or 8.9%, to $1.1 million for the year ended December 31, 2015 from $1.0 million in 2014.  This increase related to an increase in pre-tax income of $230,000 and an increase in the Corporation’s effective tax rate to 21.5% for 2015 from 20.7% in 2014.

Preferred stock dividends decreased $25,000, or 25.3%, to $75,000 for the year ended December 31, 2015 from $100,000 for 2014.  This resulted from the September 2015 redemption of the remaining $5.0 million in outstanding preferred shares issued to the U.S. Treasury under the SBLF program.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $326,000, or 26.1%, to $925,000 or $0.43 per diluted common share for the quarter ended December 31, 2015 compared to $1.3 million or $0.70 per diluted common share for the same period in 2014.  This decrease in net income available to common stockholders primarily related to a decrease in net interest income of $427,000 and an increase in noninterest expense of $283,000, partially offset by an increase in noninterest income of $201,000 and decreases in provision for loan losses, provision for income taxes and preferred stock dividends of $49,000, $109,000 and $25,000, respectively.  The decrease in net interest income resulted from $533,000 of recovered interest income recognized during the fourth quarter of 2014 related to the payoff of a $1.3 million nonperforming loan.  The increase in noninterest expense was primarily due to an increase in professional fees related to merger and acquisition activity.  The increase in noninterest income resulted primarily from an increase in net gains on securities as the Corporation sold securities to accommodate loan growth.

The Corporation realized an annualized return on average assets and common equity of 0.62% and 6.88%, respectively, for the three months ended December 31, 2015, compared to 0.86% and 11.32%, respectively, for the same period in 2014.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $18.7 million, or 3.2%, to $600.6 million at December 31, 2015 from $581.9 million at December 31, 2014.  Asset growth was driven by an increase in net loans receivable of $50.2 million, which was achieved through strong commercial and consumer loan production and the $19.2 million purchase of two residential mortgage loan pools.  This loan growth and an $11.9 million decrease in customer deposits were funded by a $36.9 million decrease in securities and a $27.8 million increase in borrowed funds.

Total nonperforming assets were $3.2 million, or 0.54% of total assets at December 31, 2015 compared to $7.1 million, or 1.21% of total assets at December 31, 2014.  This $3.8 million, or 54.3% decrease in nonperforming assets was primarily due to the payoff of three nonperforming loan relationships totaling $4.7 million, and the return of one previously nonperforming loan relationship totaling $447,000 to accrual status, partially offset by loan relationships of $1.0 million and $398,000 being placed on nonaccrual status during the year.

Stockholders’ equity increased $4.8 million, or 10.1%, to $52.8 million at December 31, 2015 from $48.0 million at December 31, 2014.  This resulted primarily from the aforementioned $8.2 million private stock offering and a $2.2 million increase in retained earnings as a result of $4.2 million of net income and $2.0 million of dividends paid, partially offset by the $5.0 million redemption of preferred stock.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 8.8% of total assets.  Tangible book value per common share was $22.67 at December 31, 2015, compared to $21.66 at December 31, 2014.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Wednesday, April 27, 2016 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania.  The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 1, 2016.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service banking offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF.”  For more information, visit the Corporation’s website at “www.emclairefinancial.com.”

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2015	2014	2015	2014

Interest income	$5,185	$5,644	$20,582	$20,262
Interest expense	708	740	2,835	3,027
Net interest income	4,477	4,904	17,747	17,235
Provision for loan losses	113	162	381	670
Noninterest income	1,087	886	4,094	4,087
Noninterest expense	4,262	3,979	16,165	15,587
Income before provision for income taxes	1,189	1,649	5,295	5,065
Provision for income taxes	264	373	1,141	1,048
Net income	925	1,276	4,154	4,017
Accumulated preferred stock dividends	-	25	75	100
Net income available to common stockholders	$925	$1,251	$4,079	$3,917

Basic earnings per common share	$0.43	$0.71	$2.06	$2.21
Diluted earnings per common share	$0.43	$0.70	$2.05	$2.20
Dividends per common share	$0.24	$0.22	$0.96	$0.88

Return on average assets (1)	0.62%	0.86%	0.70%	0.70%
Return on average equity (1)	6.88%	10.36%	7.89%	8.47%
Return on average common equity (1)	6.88%	11.32%	8.34%	9.24%
Yield on average interest-earning assets	3.85%	4.18%	3.84%	3.91%
Cost of average interest-bearing liabilities	0.68%	0.70%	0.69%	0.75%
Cost of funds	0.53%	0.55%	0.53%	0.59%
Net interest margin	3.34%	3.65%	3.33%	3.35%
Efficiency ratio	77.47%	65.85%	73.67%	72.13%
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(1) Returns are annualized for the three month periods ended December 31, 2015 and 2014.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		12/31/2015	12/31/2014

Total assets		$600,595	$581,909
Cash and equivalents		11,546	11,856
Securities		112,981	149,861
Loans, net		429,891	379,648
Deposits		489,887	501,819
Borrowed funds		49,250	21,500
Common stockholders' equity		52,839	42,990
Stockholders' equity		52,839	47,990

Book value per common share		$24.64	$24.14
Tangible book value per common share		$22.67	$21.66

Net loans to deposits		87.75%	75.65%
Allowance for loan losses to total loans		1.20%	1.36%
Nonperforming assets to total assets		0.54%	1.21%
Earning assets to total assets		93.52%	94.11%
Stockholders' equity to total assets		8.80%	8.25%
Shares of common stock outstanding		2,144,808	1,780,658

CONTACT:

William C. Marsh
Chairman, President and
Chief Executive Officer

Phone:(844) 800-2193
Email:investor.relations@farmersnb.com